[CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS
     AGREEMENT HAVE BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION]

                                                                    Exhibit 10.1

                        DEVELOPMENT AND LICENSE AGREEMENT

      THIS DEVELOPMENT AND LICENSE AGREEMENT (the "AGREEMENT"), dated as of August 13, 2004 (the "EFFECTIVE DATE"), is made by and between U.S. GLOBAL NANOSPACE, INC. a Delaware corporation ("USGN"), on the one hand, and KIDDE FIRE FIGHTING INC. a Pennsylvania corporation ("Kidde") (as used herein the term "party" means either USGN or Kidde and the term "parties" means both USGN and Kidde).

                                   BACKGROUND

      WHEREAS, USGN has entered into that certain TIAX AGREEMENT (as defined in Section 1.20 below), pursuant to which it acquired an exclusive license to practice certain patent and technology rights related to the commercialization of products and/or services in the field of non-hazardous biological and chemical decontamination by or through the use of an aqueous, sprayable foam; and

      WHEREAS, USGN has developed and/or acquired the technology and rights necessary to manufacture a non-toxic, non-hazardous, aqueous, sprayable, biological and chemical decontaminant foam, which it has marketed under the trademark "All-Clear(TM);" and

      WHEREAS, Kidde is engaged in the development, production and worldwide commercialization of industrial foam and foam distribution systems; and

      WHEREAS, USGN and Kidde desire to enter into a development and license agreement, under which (i) USGN shall sublicense to Kidde the patent and technology rights licensed by USGN under the TIAX AGREEMENT, including any patent and technology rights developed and/or acquired by USGN necessary for the manufacture, use and sale of non-toxic, non-hazardous, aqueous, sprayable foam products in the field of biological and chemical decontamination, and (ii) USGN and Kidde shall agree upon the terms and conditions for the worldwide development, production, marketing and commercialization of non-toxic, non-hazardous, aqueous, sprayable, decontaminant foam products, including such products marketed under the All-Clear(TM) trademark.

      NOW, THEREFORE, in consideration of the foregoing premises and the covenants and obligations set forth in this Agreement, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      As used herein, the following terms will have the following meanings:

      1.1 "AFFILIATE" means any entity that directly or indirectly Owns, is Owned by or is under common Ownership with, a party to this Agreement, where "Own" or "Ownership" means direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of entity.

      1.2 "APPLICATION" means a use for a Product that is distinct from other uses for the Products. The determination that a use is distinct will be based on either (a) a significant distinction in the general business characteristics of the intended end user or (b) a significant distinction in the functional purposes for which the end user will acquire the Product.

      1.3 The non-capitalized term "application" means the application of a Product through a foam distribution system.

      1.4 "COVER" (including variations thereof such as "Covered," "Coverage," or "Covering") shall mean that the manufacture, import, use, sale or offer for sale of a particular product would infringe a Valid Claim of an issued and unexpired patent in the absence of rights under such patent. The determination of whether a product is Covered by particular patent rights shall be made on a country by country basis.

      1.5 "DAMAGES" means any and all costs, losses, claims, suits, actions, liabilities, fines and penalties for death, illness, personal injury and property damage, damages, and expenses incurred by a party or its Affiliates hereto with respect thereto (including any interest payments which may be imposed in connection therewith).

      1.6 "EQUIVALIZED GALLONS" means the amount of Product required to deliver one (1) Gallon of `deployed foam' in application. By way of example, the `All-Clear pre-mix' requires no dilution so its actual Gallonage and Equivalized Gallonage are the same. By way of further example, should Product be made as a ten percent (10%) concentrate, then following dilution, one (1) Gallon of concentrated Product would generate ten (10) Equivalized Gallons of deployable foam. By way of additional example, should Product be made as a five percent (5%) concentrate, then following dilution, one (1) Gallon of concentrated Product would generate twenty (20) Equivalized Gallons of deployable foam, etc.

      1.7 "FIRST COMMERCIAL SALE" means the first Sale, in any particular country, by Kidde or its Affiliates or sublicensees of Product for use by the government or general public after Kidde has obtained the required marketing, safety, efficacy and/or pricing approval from the governing health, safety or other regulatory authority for which approval is required in that country.

      1.8 "GALLON" means a United States standard gallon.

      1.9 "INVENTION" means any new or useful process, manufacture, compound, composition of matter, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and Proprietary Information), to the extent relating to, derived from, necessary and/or useful for the manufacture, use, import, sale or offer for sale of a Product within the field of non-toxic, non-hazardous biological and chemical decontamination, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological data and techniques, clinical data, medical uses, product forms and product formulations and specifications, whether patentable or unpatentable, that is conceived or first reduced to practice or demonstrated to have utility during the Term of this Agreement.

      1.10 "JOINT PATENT RIGHTS" means the rights under or in information or discoveries claimed in any invention disclosures, patents, and/or patent applications, both foreign and domestic, and all divisionals, continuations, continuations-in-part, refilings, reissues, substitutions, renewals, reexaminations, patents of addition, inventors' certificates, patent term extensions, supplementary protection certificates, and any letters patent that issue thereon that are owned jointly by Kidde and USGN and which: (a) Cover a non-toxic, non-hazardous, aqueous, sprayable, decontaminant foam, or its manufacturing formulation or use within the field of non-toxic, non-hazardous biological and chemical decontamination; and/or (b) are based on an Invention made at any time during the Term of this Agreement.

      1.11 "KIDDE KNOW-HOW" means all proprietary inventions, technology, trade secrets, and any physical, chemical or biological material, or other information, which are not claimed in Kidde Patent Rights, that during the Term of this Agreement are owned, or acquired with right to sublicense during the term of this Agreement by Kidde or any Affiliate of Kidde and are necessary or useful to Kidde in (i) the development, formulation, manufacture, use or sale of Products, or (ii) the practice of Kidde Patent Rights.

      1.12 "KIDDE PATENT RIGHTS" means the rights under or in information or discoveries claimed in any invention disclosures, patents, and/or patent applications, both foreign and domestic, and all divisionals, continuations, continuations-in-part, refilings, reissues, substitutions, renewals, reexaminations, patents of addition, inventors' certificates, patent term extensions, supplementary protection certificates, and any letters patent that issue thereon which (a) Cover a non-toxic biological and/or chemical decontaminant foam, or its manufacturing formulation or use, and (b) are based on an Invention made at any time during the Term of this Agreement that would be necessary or useful to Kidde in the development, formulation, manufacture, use or sale of Products, and (c) are owned or acquired by Kidde or any Kidde Affiliate, with the right to sublicense during the Term of this Agreement.

      1.13 "NET SALES" means, with respect to Product, gross sales invoiced by Kidde, its Affiliates or sublicencees for Sales of the Product to Third Parties (other than any agent, distributor or sublicensee of Kidde or its Affiliates) less deductions for costs related to: (a) product returns (including recalls, withdrawals, credits and refunds); (b) volume, cash and trade discounts, discounts granted at the time of invoicing, discounts granted later than at the time of invoicing, rebates, chargebacks and any other allowances which effectively reduce the net selling price; (c) excise, use, value added and sales taxes, duties, unrecoverable taxes, and other such taxes directly linked to and included in the gross revenues amount; (d) sales expenses (such as agent or distributor commissions, sales discounts and other direct sales expenses); (e) the costs of outbound freight and transportation insurance; (f) the costs of import, export or custom duties if taken on as the responsibility of Kidde versus the customer directly; and (g) bad debt in accordance with Section 6.4 below. Such amounts shall be determined from books and records maintained in accordance with generally accepted accounting principles in the United States.

      In the event that Products are sold incorporated in other services or products, the gross sales invoiced for the Sale of such Products shall be calculated by using the average price per Equivalized Gallon for similar bulk Product during that same Kidde Fiscal Quarter multiplied by the number of Equivalized Gallons of Product bundled in the other services and products. Net Sales shall then be calculated by making appropriate deductions from such gross sales in accordance with this Section.

      Notwithstanding the foregoing, amounts received by Kidde or its Affiliates or sublicensees for the Sale of Product among Kidde and its Affiliates or sublicensees for resale to end users shall not be included in the computation of Net Sales hereunder.

      In determining the Net Sales in each country, on a country-by country basis, the local currency shall be converted to U.S. dollars as of the last business day of each Kidde Fiscal Quarter, based on applicable currency exchange rates then in effect as reported by the Wall Street Journal (U.S. edition); accordingly, all monetary figures set forth in this Agreement shall be stated in U.S. dollars.

      1.14 "PRODUCT(S)" means any and all aqueous, sprayable foam products that are (i) intended for the non-hazardous and non-toxic neutralization and/or decontamination of biological pathogens and/or chemical agents, and (ii) covered by USGN Patent Rights.

      1.15 "PROPRIETARY INFORMATION" means, subject to the limitations set forth in Section 10.1 hereof, all information disclosed by a party hereto to the other party pursuant to this Agreement that is marked "confidential" or "proprietary".
1.16 "SAFETY ACT" means the Support Anti-terrorism by Fostering Effective Technologies Act of 2002, 6 U.S.C. ss.ss. 441-444, Pub. L. 107-296 Title VIII, Subtitle G (ss.ss. 861-865) and the Regulations Implementing the Support Anti-terrorism by Fostering Effective Technologies Act of 2002, 6 CFR 25.

      1.17 "SIGNIFICANT MARKETS" means the United States, European common markets and other worldwide industrialized countries.

      1.18 "SOLD" or "SALE" means the transfer or disposition of a Product for value.

      1.19 "THIRD PARTY" means any person or entity other than USGN, Kidde or an Affiliate of either party hereto.

      1.20 "TIAX AGREEMENT" means that certain Patent and Technology License Agreement between USGN and TIAX LLC dated July 24, 2003, as amended by Amendment No. 1 dated as of October 3, 2003. The TIAX AGREEMENT (including Amendment No.
1) is attached as Exhibit A hereto. USGN shall provide Kidde with a true, complete and correct copy of any subsequent amendments to the TIAX AGREEMENT within thirty (30) days after the execution date of such amendment.

      1.21 "TRADEMARK" means the mark "All-Clear."

      1.22 "USGN KNOW-HOW" means all inventions, technology, technical information, clinical and preclinical results, know-how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings, data, trade secrets, and any physical, chemical or biological material, or other information or rights in such information, which are: (i) proprietary to USGN; and (ii) not claimed in USGN Patent Rights; and (iii) owned or exclusively licensed, with the right to sublicense, by USGN or any Affiliate of USGN (including but not limited to such information exclusively licensed by USGN or any Affiliate of USGN under the TIAX Agreement), to the extent necessary or useful to Kidde in, or related to or derived from: (a) the development, formulation, manufacture, use, import, sale or offer for sale of Products, and/or (b) the practice of USGN Patent Rights.

      1.23 "USGN PATENT RIGHTS" means the rights under or in information or discoveries claimed in any invention disclosures, patents, and/or patent applications, both foreign and domestic, and all divisionals, continuations, continuations-in-part, refilings, reissues, substitutions, renewals, reexaminations, patents of addition, inventors' certificates, patent term extensions, supplementary protection certificates, and any letters patent that issue thereon that are: (i) owned or exclusively licensed, with the right to sublicense, by USGN or any Affiliate of USGN under the TIAX AGREEMENT (including without limitation with respect to the information and discoveries claimed in U.S. Patent Application Serial No. 10/182,821, Canadian Patent Application Serial No. 2397075 and European Patent Application Serial Number EPO/01 918 985.1) and/or (ii) based on an Invention made at any time prior to or during the Term of this Agreement that are necessary or useful to Kidde in, or relate to or are derived from the development, formulation, manufacture, use, import, sale or offer for sale of Products and that are owned or exclusively licensed, with the right to sublicense, by USGN or any USGN Affiliate.

      1.24 "VALID CLAIM" means a claim in the USGN Patent Rights or the Joint Patent Rights, which has not been disclaimed or held invalid by a decision beyond the right of review or otherwise has been finally determined by a court of competent jurisdiction to be unenforceable.

                                    ARTICLE 2

                                 GRANT OF RIGHTS

      2.1 TECHNOLOGY LICENSE. Subject to the terms of this Agreement, and in particular subject to the rights reserved in Article 3 hereof, USGN hereby grants to Kidde and its Affiliates an exclusive, worldwide license (with the right to sublicense pursuant to Section 2.2 of this Agreement) under the USGN Patent Rights, USGN's interest in the Joint Patent Rights, and the USGN Know-How to develop, manufacture or have manufactured, use, import, sell and offer to sell the Products worldwide for use within the field of biological and/or chemical decontamination. Kidde agrees not to use the USGN Patent Rights and the USGN Know-How for any other purpose, without the prior written consent of USGN, which shall not be unreasonably withheld. USGN shall retain a non-exclusive license (with no right to sublicense) under the USGN Patent Rights and USGN Know-How solely for the limited purpose of making and using Products for internal research purposes. For purposes of clarity, the parties acknowledge and agree that the license to the rights described Section 1.23(i) of this Agreement is limited by the scope of the license granted in Section 3.1 of the TIAX AGREEMENT.

      2.2 SUBLICENSING. Kidde shall have the right to sublicense the rights granted under Section 2.1 to Third Parties upon obtaining the prior written consent of USGN, which USGN shall not unreasonably withhold or deny. If Kidde grants a sublicense, all of the terms and conditions of this Agreement shall apply to the sublicensee to the same extent as they apply to Kidde for all purposes of this Agreement. Kidde assumes full responsibility for the performance of all obligations so imposed on such sublicensee and will itself pay and account to USGN for all royalties due under this Agreement by reason of the operations of any such sublicensee.

      2.3 USGN SUBLICENSES. The USGN Patent Rights with respect to the information and discoveries claimed in U.S. Patent Application Serial No. 10/182,821 were acquired by or licensed to USGN pursuant to the terms of the TIAX AGREEMENT, and the license to those rights granted under Section 2.1 of this Agreement is and will be limited by the scope of the license granted in
Section 3.1 of the TIAX AGREEMENT.

      2.4 DISCLOSURE OF USGN KNOW-HOW. Within thirty (30) days following the Effective Date, USGN shall make available to Kidde, subject to the terms of this Agreement, all USGN Know-How. Thereafter, USGN shall promptly make such revised and updated USGN Know-How available to Kidde throughout the Term of this Agreement.

      2.5 PATENT MARKING. Kidde agrees that all packaging containing Products or documentation therefore will be permanently and legibly marked with the number of the patent issued with respect to the information and discoveries claimed in U.S. Patent Application Serial No. 10/182,821 in accordance with each country's patent laws, including Title 35, United States Code. Kidde agrees to include the logo of USGN, in a size not less than one half (1/2) inch square, on all Product packaging and containers; provided, however, that USGN agrees to consider in good faith a request by Kidde on a product by product basis to include a USGN logo less than one half (1/2) inch square and to not to unreasonably deny such a request where it is commercially impracticable to include a one half (1/2) inch square logo.

      2.6 RELATED TECHNOLOGY. During the Term of this Agreement, if: (i) USGN acquires rights, from a Third Party other than TIAX LLC, under any patented technology within the field of non-hazardous, non-toxic biological and/or chemical decontamination by or through the use of an aqueous, sprayable foam; and (ii) Kidde desires to sublicense such patented technology, the parties shall, in good faith, attempt to negotiate mutually acceptable terms and conditions applicable to the sublicensing of such technology. If the parties fail to negotiate a written agreement governing the use thereof, such technology shall not be included within the definition of Products under this Agreement and neither party shall be under any further obligation to, or have rights against, the other party with respect to such technology. Notwithstanding the foregoing, Kidde may acquire rights from a Third Party with respect to any biological and/or chemical decontamination products and/or technology that are not Covered by the USGN Patent Rights and such products and/or technology shall not be deemed to fall within the definition of Products under this Agreement and shall not be subject to any royalty obligations hereunder.

      2.7 ASSIGNMENT OF TRADEMARK. On the Effective Date, USGN shall deliver to Kidde an assignment agreement, in the form of Exhibit G, whereby USGN shall, subject to the terms of this Agreement, assign to Kidde all of its right, title and interest in the Trademark, including all goodwill associated therewith (the "Trademark Assignment Agreement"). After the Effective Date, USGN, for no further consideration, shall execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery, and will take such other actions, as Kidde may reasonably request in order to more effectively transfer, convey, assign and deliver to Kidde the Trademark, or to enable Kidde to exercise and enjoy all rights and benefits of USGN with respect thereto and put Kidde in actual possession and control of the Trademark. Kidde shall be responsible for any and all future expenses associated with registration and prosecution of the Trademark. During the Term of this Agreement, Kidde undertakes to use commercially reasonable efforts to protect the Trademark against infringement worldwide. During the Term of this Agreement, Kidde shall not use the Trademark except in connection with the manufacture, marketing and sale of the Products. During the Term of this Agreement, Kidde shall not assign any interest in the Trademark except to Affiliates for use solely in connection with the manufacture, marketing and sale of the Products during the Term of this Agreement. During the Term of this Agreement, Kidde may license use of the Trademark to its Affiliates, or sublicensees under Section
2.2 of this Agreement, for use in connection with the manufacture, marketing and sale of the Products.

                                    ARTICLE 3

                            RESEARCH AND DEVELOPMENT

      3.1 PRIMARY RESPONSIBILITIES. USGN shall be responsible for research and development with respect to the quality and formulation of existing Products, at its sole cost and expense. Kidde shall be responsible for research and development with respect to the manufacturing processes of existing Products, at its sole cost and expense.

      3.2 PROPOSALS. Either party may, from time to time and on a project by project basis, submit written project proposals to the other party for research and development opportunities to be conducted for Kidde by USGN regarding: (i) new Products for existing Applications and/or (ii) new Applications for existing Products (each such proposal is hereinafter referred to as a "Proposal"). Each Proposal will contain, at a minimum, detailed information describing: (i) the scope of the new Product and/or new Application, (ii) the market research conducted demonstrating the market for such new Product and/or new Application,
(iii) the budgetary cost for such research and development opportunity and (iv) delivery schedules and targets. For purposes of clarity, the parties agree that any such research and development opportunity shall not be treated as consideration received by USGN under Section 4.1(e) of the TIAX AGREEMENT and further that the budgetary cost for such research and development opportunity shall not be marked up to compensate for any amounts USGN might otherwise have owed TIAX under Section 4.1(e) of the TIAX AGREEMENT. Thereafter, the submitting party shall discuss the Proposal with the receiving party, and shall provide such additional information as the receiving party reasonably requests. Provided that the submitting party complies with the foregoing obligations, the receiving party shall inform the submitting party in writing, within sixty (60) days after receipt of the Proposal as to whether or not the receiving party desires USGN to undertake such research and development project. If the receiving party accepts such a Proposal, then USGN shall notify TIAX LLC of the research and development activities to be performed under such Proposal and shall obtain a written (i) consent from TIAX LLC approving such research and development activities pursuant to Section 5.1 of the TIAX AGREEMENT and (ii) waiver from TIAX LLC of any right to claim a license, pursuant to Section 13.4(d) of the TIAX AGREEMENT, with respect to any technology developed in connection with such research and development activities. If USGN provides Kidde with an original of such written consent and waiver from TIAX LLC, the parties will negotiate, in good faith, a separate written agreement setting forth the specific terms and conditions (including but not limited to cost and delivery obligations) of any accepted research and development opportunity. If the parties fail to negotiate a written agreement governing such proposed research and development activities, neither party shall be under any further obligation to, or have rights against, the other party with respect to such research and development activities. If Kidde rejects a Proposal submitted by USGN, USGN may undertake such Proposal at USGN's sole cost and expense and market or manufacture such improved Product. Nothing in this Section shall prevent Kidde from conducting its own research and development projects at Kidde's sole cost and expense.

      3.3 PAYMENTS. Upon execution of a written agreement governing the Proposal, USGN shall promptly begin performing the research and development work. Within ten (10) days after the end of a calendar month, USGN shall submit written invoices and supporting documentation of work performed, such as time sheets, during the previous calendar month. Kidde shall pay USGN for such research and development work within thirty (30) days of receipt of such invoices and supporting documentation, provided that the total amount to be received by USGN for such research and development work shall not exceed the amount agreed upon by the parties in the written agreement with respect to the Proposal. Notwithstanding anything in this Agreement to the contrary, USGN agrees that all research and development work performed by USGN for Kidde pursuant to a Proposal, including but not limited to any Inventions arising out of such work, and any and all products, information and results thereof, including but not limited to any and all new product formulations and data, shall: (i) be considered a "work made for hire" under the copyright laws of the United States, (ii) be the sole and exclusive property of Kidde, (iii) not constitute or be deemed an "improvement" made by USGN under or pursuant to
Section 13.4(d) of the TIAX AGREEMENT, and (iv) not be considered a Joint Invention, USGN Know-How or lead in any way to the creation of Joint Patent Rights or any other patent rights on behalf of USGN. Kidde shall exclusively own all right, title and interest in and to the products, information and results of the research and development work performed for Kidde by USGN, including but not limited to any Inventions or patent rights resulting from such efforts. USGN shall take any and all necessary actions including but not limited to executing assignment agreements needed to secure to Kidde full and exclusive ownership of such products, information and results and any and all Inventions and patent rights related thereto.

      3.4 AUDIT RIGHTS. USGN shall keep complete and accurate records pertaining to the costs incurred in performing research and development for any accepted Proposal in sufficient detail to permit Kidde to confirm the accuracy of such costs. At Kidde's written request, USGN will prepare abstracts of USGN's relevant business records for review by Kidde and/or it's independent certified public accountants. If, based on a review of such abstracts, Kidde reasonably believes that a full audit of said business records would be necessary for the confirmation of the accuracy of the research and development costs, Kidde's independent certified public accountants shall have full access to review all work papers and supporting documents pertinent to such abstracts, and shall have the right to discuss such documentation with USGN's independent certified public accountants. Such audit rights may be exercised no more often than once a year, within three (3) years after the period to which such records relate, upon written notice to USGN and during normal business hours. Kidde will bear the full cost of such audit unless such audit discloses an overpayment by Kidde of more than five percent (5%) from the amount due in which case USGN shall promptly refund any such overpayment and reimburse the costs incurred by Kidde for such audit. The terms of this Section 3.4 shall survive any termination or expiration of this Agreement for a period of three (3) years.

      3.5 RIGHT OF FIRST REFUSAL. Kidde shall inform USGN in writing, within sixty (60) days after USGN completes agreed upon research and development work under a Proposal, as to whether or not Kidde will undertake the marketing and/or manufacturing of the Products for the new Product or new Application. In the event Kidde decides to market and/or manufacture such new Product or Application, the parties shall in good faith mutually agree upon a reasonable schedule and agree upon apportioning the financial commitments required for Kidde to begin marketing and/or manufacturing the Products. For purposes of clarity, Kidde may agree to both manufacture and market the Products for the improved Product or Application or it may elect to either manufacture or market the Products for such Product or Application.

      3.6 EXCLUDED APPLICATIONS. In the event that Kidde does not agree to market and/or manufacture the new Product or new Application, then Kidde shall in good faith endeavor to license such research and development products, information and results to USGN upon such terms and conditions, including but not limited to terms and conditions of use, and subject to a reasonable royalty rate to be mutually agreed upon by the parties in a separate written agreement.

                                    ARTICLE 4

                             LIMITATION OF LIABILITY

      4.1 LIMITATION OF LIABILITY. REGARDLESS OF WHETHER ANY REMEDY PROVIDED FOR HEREIN FAILS OF ITS ESSENTIAL PURPOSE BY LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL LOSSES OR DAMAGES (INCLUDING, WITHOUT LIMITATION DAMAGES FOR LOSS OF USE OF FACILITIES OR EQUIPMENT, LOSS OF REVENUE, LOSS OF PROFITS OR LOSS OF GOODWILL) SUFFERED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.

                                    ARTICLE 5

                           MANUFACTURING AND MARKETING

      5.1 MANUFACTURING. Kidde shall be solely and exclusively responsible at its own expense for commercial manufacture of the Products, either through itself, its Affiliates or Third Parties, and shall be responsible for complying with local manufacturing protocols in the event it elects to manufacture Products outside of the United States.

      (a) KIDDE WARRANTY AND PRODUCT LIABILITY CLAIMS. Kidde shall be responsible for recalls, warranty claims, and product liability claims to the extent resulting from: (i) the failure of Kidde to manufacture the Products in conformance with the Product Specifications set forth on Exhibit B (and such future Product Specifications as mutually agreed upon by the parties in writing) and/or (ii) the failure of the Product to conform to the application standards set forth in Exhibit D (and such future application standards as mutually agreed upon by the parties in writing) as a result of an error in Kidde's foam distribution system for the Products.

      (b) USGN WARRANTY AND PRODUCT LIABILITY CLAIMS. USGN shall be responsible for recalls, warranty claims, and product liability claims to the extent resulting from: (i) the Products failing to perform in accordance with the Performance Requirements of the Products as set forth on Exhibit C (and such future Performance Requirements as mutually agreed upon by the parties in writing), and/or (ii) the Products failing to conform to the safety standards set forth in Exhibit E (and such future safety standards as mutually agreed upon by the parties in writing) and/or (iii) products marketed or manufactured by USGN under Section 3.2 or 3.6 of this Agreement.

      5.2 PRICING. Kidde shall determine, in its sole discretion, the pricing, discounting policy and other commercial terms relating to sale of the Products.

      5.3 PROSECUTION OF USGN PATENT RIGHTS. USGN shall be responsible for preparing, filing, prosecuting and maintaining patent applications (including handling interferences), and for obtaining patent extensions, supplementary protection certificates, and the like for the USGN Patent Rights (including all payment obligations) in any countries and territories where Kidde desires to commercialize the Products and such applications, extensions and certificates shall be included within the USGN Patent Rights. USGN shall promptly furnish copies of all such related documents to Kidde within 30 days of receipt or filing. USGN shall consult with Kidde in all aspects of the preparation, filing, prosecution and maintenance of the USGN Patent Rights and shall provide Kidde sufficient opportunity to comment on any document that USGN intends to file or to cause to be filed with the relevant intellectual property or patent office, which comments shall be reasonably considered by USGN. USGN shall promptly inform Kidde as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the USGN Patent Rights and permit Kidde to provide comments and suggestions with respect to such activities, which comments and suggestions shall be reasonably considered by USGN. USGN shall not surrender or abandon any USGN Patent Rights without the prior written consent of Kidde, not to be unreasonably withheld, and shall immediately notify Kidde in the event it becomes aware that TIAX LLC intends to surrender or abandon any rights under the USGN Patent Rights, in which case USGN shall undertake its obligations under this Section.

      5.4 REGULATORY APPROVAL. Kidde shall be responsible for obtaining all necessary governmental and regulatory approvals (including but not limited to all required marketing, safety, efficacy and pricing approvals) required to manufacture, market and sell the Products worldwide. USGN agrees to provide reasonable cooperation and assistance to Kidde with respect to obtaining such approvals. The parties further both agree to diligently complete (including providing all required information and such missing or additional information as requested by the Department of Homeland Security) and simultaneously submit separate Safety Act applications, within a prompt period of time following the Execution Date, for both: (i) "Designation" of the Product as a "Qualified Anti-Terrorism Technology" ("QATT"), and (ii) "Certification" of the Product as an "Approved Product for Homeland Security," for purposes of obtaining the liability protections set forth in the Safety Act (including, but not limited to, the government contractor defense). Kidde and USGN shall reasonably cooperate with respect to such applications and shall use reasonable commercial efforts to require TIAX LLC to file such an application.

      5.5 MARKETING. Upon obtaining the requisite governmental and/or regulatory approvals as required by Section 5.4 of this Agreement, Kidde and/or its sublicensees shall use commercially reasonable efforts to promote and market the Product in all Significant Markets.

      5.6 COMMERCIAL SUCCESS. Upon obtaining the requisite governmental and/or regulatory approvals as required by Section 5.4 of this Agreement, Kidde shall use commercially reasonable efforts to commercialize the Product in substantially all major channels and major geographic markets in the world in accordance with the annual sales targets for such channels and markets as set forth in Exhibit F, which is incorporated herein by such reference. The parties shall update such sales targets on an annual basis. If, during the time period beginning on the date of the First Commercial Sale in the U.S. and ending five
(5) years thereafter, annual sales of Products invoiced by Kidde and its Affiliates and any sublicensees with respect to major channels and major geographic markets continuously fall short of the sales targets set forth in Exhibit F for such channels and geographic markets, then the parties agree to meet and confer in good faith regarding the most appropriate corrective actions to take in such channels and markets. The following factors shall be considered by the parties in determining the most appropriate course of action to take with respect to such channels and markets: (i) Kidde's and its Affiliates and sublicensees competitive position, including promotional spending levels, sizes of field sales forces and market development expenditures, relative to competitive products in such channels and markets; (ii) USGN's interest in, and ability to increase revenues by, assuming all/or partial rights to the Product in such channels and markets and (iii) the policy of the governing health, safety or other applicable regulatory authority in such channels and markets with respect to any required marketing, safety, efficacy and/or pricing approval. USGN shall not have the right to terminate Kidde's license in Section
2.1 of this Agreement with respect to any such channel and/or market where Kidde can show that it used commercially reasonable efforts and that there are impediments beyond Kidde's reasonable control to commercializing the Products in the channel and/or market in question. In the event the parties agree in writing that all or partial rights to the Product shall revert to USGN with respect to such channel and market, the parties shall thereupon mutually agree on appropriate commercial terms for the reversion of such rights.

      5.7 SECURITIES EXCHANGE ACT COMPLIANCE. Each party will promptly provide the other on a timely basis such information as it reasonably requests in order to satisfy filing and disclosure obligations under the Securities Exchange Act of 1934, as amended, the Rules and Regulations of the Securities and Exchange Commission promulgated hereunder, and under the laws, rules and regulations pertaining to the London Stock Exchange or any foreign securities exchange.

      5.8 INSURANCE. In addition to and separate from any other obligations of the parties contained herein, during the Term of this Agreement, each party represents and warrants that it and its Affiliates are covered by and shall maintain a reasonable program of commercial insurance, with respect to Products, in amounts no less than the amounts, types and terms reasonably required by the Department of Homeland Security under the Safety Act in connection with the Safety Act applications of Kidde and USGN for Product to be "Designated" as a QATT and "Certified" as an "Approved Product for Homeland Security." The parties shall reasonably endeavor to obtain such other insurance amounts, types and terms as required by such similar agencies or regulatory authorities in each of the other countries in which Product is to be manufactured, used and sold. Throughout the Term of this Agreement, each party will promptly notify the other if at any time such insurance is not in effect, and each party will deliver to the other a certificate of insurance evidencing the insurance required herein no less than once during each calendar year. Each party shall endeavor to maintain such insurance program, or other program with comparable coverage, beyond the expiration or termination of this Agreement for a commercially reasonable period.

                                    ARTICLE 6

                                  COMPENSATION

      6.1. LICENSE FEE. In consideration of the license set forth in Section 2.1 hereof, Kidde shall pay to USGN a total fee of *** to be paid as follows: (i) *** shall be payable within *** days following the Effective Date and (ii) the remaining *** shall be payable within *** days of the Effective Date. Such license fee shall be *** and ***.

      6.2 FEE FOR TRADEMARK. In consideration of the assignment of the Trademark set forth in Section 2.7 hereof, Kidde shall pay to USGN a total fee of *** to be paid as follows: (i) *** shall be payable within *** days following the Effective Date and (ii) the remaining *** shall be payable within *** days of the Effective Date. This assignment fee shall be *** and *** to Kidde in the event the Trademark reverts back to USGN pursuant to Section 7.9 of this agreement.

      *** CONFIDENTIAL TREATMENT REQUESTED

      6.3 ROYALTY PAYMENTS; ADJUSTMENTS.

      (a) ROYALTY ON PRODUCTS. During the Term of this Agreement, Kidde agrees to pay USGN, a royalty payment on Equivalized Gallons of Product Sold during a Kidde Fiscal Quarter (as defined in Section 6.4 below) by Kidde, its Affiliates and sublicensees (the "Royalty"), according to the following rates, as may be adjusted in accordance with subsection (b) below:

      (i) *** per Equivalized Gallon for the first *** Equivalized Gallons Sold during a "Kidde Fiscal Year";

      (ii) *** per Equivalized Gallon for each Equivalized Gallon Sold, during a "Kidde Fiscal Year," in excess of *** Equivalized Gallons and up to *** Equivalized Gallons; and

      (iii) *** per Equivalized Gallon for each Equivalized Gallon Sold in excess of *** Equivalized Gallons during a "Kidde Fiscal Year".

      No multiple royalties shall be payable because the use, manufacture, or sale of any Product is, or shall be, Covered by more than one Valid Claim under the USGN Patent Rights. Kidde shall identify the dates of the "Kidde Fiscal Year" prior to the commencement of each such fiscal year, which fiscal year shall consist of four (4) Kidde Fiscal Quarters. Upon the beginning of each new Kidde Fiscal Year, the measure of Product Sold by Kidde, its Affiliates and sublicensees shall begin at *** for purposes of calculating the appropriate rate to apply under subsections (i), (ii) and (iii) above.

      (b) ROYALTY ADJUSTMENTS. Upon request by Kidde from time to time, the parties agree to enter into good faith discussions to determine whether the royalty rate set forth in subsection (a) above should be reduced, on a product by product and/or worldwide or country by country basis, either: (i) with respect to specific large contracts or sales opportunities; provided, however, that in the event a such a reduced royalty rate is agreed to, any Equivalized Gallons of Product Sold under any such contract or opportunity shall not count towards the volume breakpoints set forth in Section 6.3(a), until such time as the royalty rate established under 6.3(a) is *** the royalty rate under such contract or opportunity, at which point the total cumulative amount of Equivalized Gallons of Product previously Sold under such contract or opportunity shall count (and any additional Equivalized Gallons of Product Sold shall continue to count) towards such volume breakpoints; and/or (ii) because of material changes or developments in the commercial environment adversely affecting profitability. Material changes or developments in the commercial environment would include, but not be limited to, situations where (i) lower selling prices are necessary to effectively compete with competitive products, and as a result reduce profitability; (ii) the co-ownership by any United States government agency or other Third Party in the USGN Patent Rights, the Joint Patent Rights and/or the USGN Know-How legally or effectively reduces or limits Kidde's ability to derive the full benefit of the rights granted to Kidde under
Section 2.1 of this Agreement, and/or (iii) any Third Party's patent

*** CONFIDENTIAL TREATMENT REQUESTED
or patent application legally or effectively reduces or limits Kidde's ability to derive the full benefit of the rights granted to Kidde under Section 2.1 of this Agreement. Notwithstanding the foregoing, in the event that (i) the USGN Patent Rights or Joint Patent Rights do not Cover the manufacture, import, use, sale or offer for sale of a Product and/or (ii) no patents have issued by ***, with respect to Product covered by the information and discoveries claimed in ***, the parties shall in good faith, *** the rate of the Royalty on a product by product basis and/or worldwide or country by country basis, to be commercially competitive with the cost of alternative sources of supply.

      6.4 PAYMENTS. The Royalty shall be paid within *** days after the completion of each Kidde Fiscal Quarter with respect to Product Sold during the completed Kidde Fiscal Quarter. Kidde shall, prior to each calendar year, identify the dates of each "Kidde Fiscal Quarter" for the upcoming calendar year. Kidde shall be entitled to *** against and *** of any Royalty paid on Product Sold during a Kidde Fiscal Quarter where (i) payment is not received within *** days past the applicable *** for such Product, which in no event shall exceed *** days of the invoice date for such Product and (ii) the total amount of such *** exceeds *** of the overall value of Net Sales of Product during any Kidde Fiscal Quarter. Such *** shall then be applied against the next Royalty payment. Any payments due hereunder shall be payable in United States dollars to USGN by wire transfer at such bank in the United States as USGN shall specify to Kidde in writing from time to time. Not less than one (1) business day prior to such wire transfer, the remitting party shall telefax the receiving party advising it of the amount and of the payment to be made.

      6.5 REPORTS. Each payment of Royalties owing to USGN shall be accompanied by a statement, on a country-by-country basis, of the amount of Equivalized Gallons of Product Sold during the relevant Kidde Fiscal Quarter.

      6.6 RECORDS AND AUDIT. Kidde shall keep complete and accurate Product records pertaining to the number of Equivalized Gallons of Product Sold and of the Royalty and other amounts payable under this Agreement in sufficient detail to permit USGN to confirm the accuracy of all payments due hereunder. At USGN's written request, Kidde will prepare abstracts of Kidde's relevant business records for review by USGN. If, based on a review of such abstracts, USGN reasonably believes that a full audit of said business records would be necessary for the confirmation of the accuracy of all payments due hereunder, USGN's independent certified public accountants shall have full access to review all work papers and supporting documents pertinent to such abstracts, and shall have the right to discuss such documentation with Kidde's independent certified public accountants. Such audit rights may be exercised no more often than *** a year, within *** years after the payment period to which such records relate, upon written notice to Kidde and during normal business hours. USGN will bear the full cost of such audit unless such audit discloses an underpayment of more than *** from the amount of royalties due. Kidde shall promptly make up any underpayment. The terms of this Section 6.6 shall survive any termination or expiration of this Agreement for a period of *** years.

*** CONFIDENTIAL TREATMENT REQUESTED

      6.7 SUBLICENSE. In the event Kidde sublicenses its right to sell or manufacture a Product, such sublicenses shall include an obligation for the sublicensee to account for and report its Sales of such Product on the same basis as if such sales were Sales of Product by Kidde, and Kidde shall pay the applicable Royalty to USGN as if the Sales of the sublicensee were sales of Kidde.

      6.8 EXPIRATION OF ROYALTY OBLIGATIONS. The royalty obligations set forth in Section 6.3 above shall expire on a country-by-country and product-by-product basis upon the later of: (i) in those countries in which a USGN Patent Right or Joint Patent Right Covers the manufacture, use or sale of a Product sold by Kidde, its Affiliate or its sublicensees, the date upon which the manufacture, use or sale of such Product would no longer infringe a Valid Claim of a USGN Patent Right or Joint Patent Right in the absence of rights hereunder; or (ii) ten (10) years from the Effective Date.

                                    ARTICLE 7

                              TERM AND TERMINATION

      7.1 TERM. The "Term" of this Agreement shall commence upon the Effective Date. Unless earlier terminated as provided in this Article 7, the Term shall expire on the expiration of royalty obligations as set forth in Section 6.8 of this Agreement.

      7.2 LICENSES UPON EXPIRATION. In the event that the Agreement expires as set forth in Section 7.1 above without early termination by USGN for a material breach by Kidde as provided in Section 7.3 or upon the filing by or against Kidde of a bankruptcy event as provided in Section 7.4, the license granted under Section 2.1 shall automatically become a non-exclusive, irrevocable, perpetual, fully-paid license to use and/or sublicense the use of USGN Know-How to manufacture, use and sell Products in each country where such license had previously been in effect. In the event one or more channels or markets are eliminated from the scope of the Kidde license pursuant to Section 5.6, the license to Kidde in this Section 7.2 shall not apply to such channels or markets.

      7.3 TERMINATION FOR BREACH. Each party shall have the right to terminate this Agreement and its obligations hereunder for material breach by the other party, which breach remains uncured for ninety (90) days after written notice is provided to the breaching party, or in the case of an obligation to pay a Royalty or other payments owing under this Agreement, which breach remains uncured for thirty (30) days after written notice to the breaching party unless there exists a bona fide dispute as to whether such Royalty or other payments are owing. For this purpose only, a termination by TIAX LLC of the TIAX AGREEMENT will be deemed a material breach of this Agreement by USGN, unless, in Kidde's reasonable judgment, such termination has no material adverse effect on the ability of Kidde to practice the rights provided in Section 2.1 of this Agreement in connection with the manufacture, marketing and sale of the Products. In the event USGN acquires all of the stock of TIAX LLC, such acquisition shall not constitute a material breach of this Agreement, unless such termination has a material adverse effect on the ability of Kidde to practice the rights provided in Section 2.1 of this Agreement in connection with the manufacture, marketing and sale of the Products and provided further that the license provided for in Section 2.1 of this Agreement shall remain in effect upon the terms and conditions of this Agreement. Notwithstanding any termination under this Section 7.3, any obligation to pay Royalty or other payments which had accrued or become payable as of the date of termination shall survive termination of this Agreement. After the effective date of any termination under this Section 7.3, Kidde may sell all Products and parts therefore on hand at the date of termination provided Kidde pays the Royalty thereon unless Kidde is terminating due to the material breach of USGN, in which case no Royalty shall be owed.

      7.4 TERMINATION FOR BANKRUPTCY. If either USGN or Kidde (1) makes a general assignment for the benefit of creditors; (2) files an insolvency petition in bankruptcy; (3) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (4) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (5) becomes a party to any proceeding or action of the type described above in (3) or (4) and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days, then the other party may by written notice terminate this Agreement in its entirety with immediate effect.

      (a) Notwithstanding anything to the contrary, each of the parties hereto acknowledges and agrees that this Agreement (a) constitutes a license of Intellectual Property as such term is defined in the United States Bankruptcy Code, as amended (the "Code"), and (b) is an executory contract, with significant obligations to be performed by each party hereto. All rights and licenses granted under or pursuant to this Agreement by USGN to Kidde are, for all purposes of Section 365(n) of the Code or such replacement provision therefore, licenses of rights to "intellectual property" as defined in the Code. The parties agree that Kidde, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. If a proceeding under the Code is commenced by or against USGN and this Agreement is rejected as provided in the Code, then USGN (in any capacity, including debtor-in-possession) shall take such steps as are necessary to permit Kidde to exercise its rights under this Agreement. All rights, powers and remedies of Kidde provided in this Section 7.4(a) are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Code) in the event of any such commencement of a bankruptcy proceeding by or against USGN. Kidde, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Code) in such event.

      7.5 TERMINATION FOR USGN'S BREACH. In the event Kidde terminates this Agreement pursuant to Section 7.3 or Section 7.4 above, all licenses granted to Kidde under this Agreement shall survive and USGN shall use best efforts to effectuate a continuation of Kidde's sublicenses under Section 3.5 of the TIAX AGREEMENT. In addition, the restrictions on use of the Trademark set forth in
Section 2.7 hereof shall terminate. Kidde shall retain all of its rights to bring an action against USGN under Article 12, including all of its rights for recovery of damages.

      7.6 TERMINATION BY KIDDE. In the event that either: (i) after one (1) year from the Effective Date, for any two (2) consecutive Kidde Fiscal Quarters the total Royalty payments for Product Sold during each such Kidde Fiscal Quarter, as a percentage of Net Sales of Product Sold during such Kidde Fiscal Quarter, is equal to or greater than eighteen percent (18%), and/or (ii) the co-ownership of any United States government agency or other Third Party in the USGN Patent Rights, the Joint Patent Rights and the USGN Know-How, or, any Third Party's patent, patent application or other intellectual property rights, legally or effectively prevents Kidde's ability to derive the full benefit of the rights granted to Kidde under Section 2.1 of this Agreement, and/or (iii) the USGN Patent Rights or Joint Patent Rights do not Cover the manufacture, use, import, sale or offer for sale of a Product, and/or (iv) no patents are issued by July 31, 2007, with respect to Products covered by the information and discoveries claimed in U.S. Patent Application Serial No. 10/182,821, Canadian Patent Application Serial No. 2397075 and European Patent Application Serial Number EPO/01 918 985.1), and/or (v) following submission of a Safety Act application for Product to be "Designated" as a QATT and "Certified" as an "Approved Product for Homeland Security," the Department of Homeland Secuirty denies Kidde's or USGN's application for "Designation" or "Certification" of the Product, or fails to extend the term of a "Designation" or "Certification" previously issued to Kidde or USGN, then Kidde shall have the right to terminate this Agreement, on a product-by-product basis and/or worldwide or country-by-country basis, upon sixty (60) days prior written notice.

      7.7 MUTUAL TERMINATION FOR SIGNIFICANT TECHNOLOGY; UNILATERAL TERMINATION FOR LITIGATION COSTS. If a Third Party introduces significant technology into the world marketplace, which reduces profit factors and substantially eliminates the possibility of competing with such technology, to the extent it is no longer viable to manufacture, market and sell Product, then both parties agree to mutually terminate this Agreement over a six (6) month period, minimizing such losses as are reasonably possible. In the event that Kidde and/or USGN incur litigation costs, expenses, damages and/or awards, with respect to Product, totaling in excess of *** (***%) of Net Sales of Product during any prior twelve (12) month period, then Kidde and/or USGN shall have the option to terminate this Agreement over a six (6) month period, minimizing such losses as are reasonably possible.

      7.8 PRODUCT REVERSION. In the event USGN terminates this Agreement for a material breach by Kidde as provided in Section 7.3 or upon the filing by or against Kidde of a bankruptcy event as provided in Section 7.4, all licenses granted to Kidde under Section 2.1 hereof shall terminate, all rights to Products shall automatically revert to USGN. Kidde shall use commercially reasonable efforts to effect the transfer to USGN of Product development, manufacturing and marketing activities. If Kidde loses its rights in one or more channels or markets pursuant to Section 5.6, this Section 7.8 shall apply only in the countries in which such termination is effective. If such termination occurs on a worldwide basis, then Kidde shall (i) provide such supply of Products until its inventory of Products is depleted in exchange for reimbursement of Kidde's cost of goods sold with respect to the supply.

*** Confidential treatment requested

      7.9 REVERSION OF TRADEMARK. In the event USGN terminates this Agreement for a material breach by Kidde as provided in Section 7.3 or upon the filing by or against Kidde of a bankruptcy event as provided in Section 7.4, Kidde and its Affiliates shall be deemed to assign to USGN on the effective date of termination all of their right, title and interest -1- in the Trademark. Any sublicense of the Trademark granted by Kidde shall terminate on the effective date of termination of this Agreement pursuant to said Sections. In those circumstances, Kidde will provide to USGN such written forms of assignment and acknowledgments as are reasonably requested by USGN to secure to USGN full rights to the Trademark. Notwithstanding any Trademark reversion under this
Section 7.9, Kidde and its Affiliates and sublicensees shall have a limited license to use the Trademark to sell all Products and parts therefore on hand at the effective date of termination, provided Kidde and its Affiliates and sublicensees pay the Royalty thereon.

      7.10 SURVIVAL. Articles 1, 4, 9, 10 and 12, and Sections 3.4, 5.1(a), 5.1(b), 5.7, 6.6, 7.2, 7.3, 7.4(a), 7.5, 7.6, 7.8, 7.9, 7.11 and 13.4 of this
Agreement, shall survive termination of this Agreement and continue thereafter in full force and effect until fully observed and performed as required under this Agreement, subject to applicable statute of limitations.

      7.11 Limitation of Remedies. Upon termination of this Agreement for any reason whatsoever, neither party shall have any obligation to the other for compensation or for damages of any kind (excluding any obligation to pay Royalties or other payments as provided under this Agreement which had accrued or become payable as of the date of termination), whether on account of the loss by the other of present or prospective sales, investments or goodwill, advertising costs, supplies, termination of employees, employees' salaries and other like or unlike items, and each party hereby waives any rights in connection therewith which may be granted to it by statute or otherwise which are not granted to it by this Agreement.

                                    ARTICLE 8

                              INTELLECTUAL PROPERTY

      8.1 OWNERSHIP OF INVENTIONS. Each party shall own any Inventions pertaining to the Products that are made solely by its or its Affiliates' respective employees or agents ("USGN Patents" or "Kidde Patents" respectively); provided, however, that unless otherwise agreed in a writing signed by both parties, the parties agree that any Invention made by USGN or Kidde in connection with work performed for Kidde by USGN under or in connection with a Proposal shall be deemed to be and be owned solely by Kidde. Except with respect to any work performed for Kidde by USGN under or in connection with a Proposal, any Inventions made jointly by employees or agents of both USGN and Kidde or their Affiliates shall be owned jointly by the parties ("Joint Inventions") as determined in accordance with U.S. patent laws.

      8.2 PROSECUTION OF PATENTS.

      (a) USGN PATENTS. USGN Patents shall be prosecuted (including the handling of interferences) and maintained by USGN or its licensors. USGN shall furnish Kidde with copies of draft submissions to the relevant patent authorities and will consider Kidde's comments in good faith. If Kidde does not provide USGN with comments within thirty (30) days of receipt of a draft, USGN shall be free to proceed with its submission or other contemplated action. Further, USGN shall always be entitled to proceed with any submission or other contemplated action if it determines time is of the essence, provided that USGN makes reasonable efforts to inform Kidde as early as practicable and to consider its comments where possible. USGN shall not abandon claims Covering Products without prior notice to and consultation with Kidde, and shall not abandon patent applications Covering Products without first offering assignment of such applications to Kidde, which if Kidde accepts such assignment it shall thereafter prosecute such applications at its sole expense and in its sole discretion. In the event such applications are assigned to Kidde, USGN shall retain a nonexclusive license with respect to the claims stated therein. Outside of the field of decontamination, USGN's use of such license shall be royalty free. Within the field of decontamination, USGN's use of such license shall be subject to a reduction in the rate of the Royalty set forth in Section 6.3, as mutually agreed upon by the parties in good faith. USGN shall bear the costs incurred in connection with the prosecution and maintenance of USGN Patents.

      (b) KIDDE PATENTS COVERING PRODUCTS. It is anticipated that as part of this collaborative development program, patents may be filed by and issued to Kidde that may Cover Products, including without limitation patents over compositions of matter (including formulations) of Products as well as biological uses or processes for the manufacture or application of Products. Kidde Patents shall be prosecuted (including the handling of interferences) and maintained by Kidde, its Affiliates or sublicensees, at its expense. Kidde shall furnish USGN with copies of draft submissions to the relevant patent authorities and will consider USGN's comments in good faith. If USGN does not provide Kidde with comments within thirty (30) days of receipt of a draft, Kidde shall be free to proceed with its submission or other contemplated action. Further, Kidde shall always be entitled to proceed with any submission or other contemplated action if it determines time is of the essence, provided that Kidde makes reasonable efforts to inform USGN as early as practicable and to consider its comments where possible. Kidde shall not abandon claims Covering Products without prior notice to and consultation with USGN, and shall not abandon patent applications Covering Products without first offering assignment of such applications to USGN, which if USGN accepts such assignment shall thereafter prosecute such applications at its sole expense and in its sole discretion. In the event such applications are assigned to USGN, Kidde shall retain a nonexclusive license with respect to the claims stated therein. Outside of the field of decontamination, Kidde's use of such license shall be royalty free. Within the field of decontamination, Kidde's use of such license shall be subject to the Royalty set forth in Section 6.3.

      (c) JOINT PATENTS. With respect to Joint Inventions, the parties shall meet and agree upon which party shall prosecute patent applications Covering such Joint Invention. If either party prosecutes a patent application on a Joint Invention, such party shall bear its own internal costs, and the external costs for outside counsel, filing fees, etc. shall be borne equally by the parties, except as otherwise provided in the second to last sentence of this paragraph. Except for the licenses granted herein, each party may only practice and sublicense Joint Inventions upon mutual written agreement of the other party on terms and conditions reasonably acceptable to such party and the practicing or sublicensing party shall have an obligation to account to the other party. Either party may disclaim its interest in any particular patent or patent application Covering a Joint Invention, in which case (i) the disclaiming party shall assign its ownership interest in such patent or patent application to the other party without consideration, (ii) the party which is then the sole owner shall be solely responsible for all future costs of such patent or patent application, and (iii) the disclaiming party shall hold no further rights thereunder, except for a nonexclusive license. Such license shall be royalty free outside of the field of decontamination, and if the licensee is Kidde shall be subject to the Royalty set forth in Section 6.3 within the field of decontamination and if the licensee is USGN shall be subject to a reduction in the rate of the Royalty as mutually agreed upon by the parties in good faith.

      8.3 INFRINGEMENT OF PATENTS BY THIRD PARTIES.

      (a) NOTIFICATION. Each party shall promptly notify the other in writing of any alleged or threatened infringement or violation of the USGN Patent Rights, Joint Patent Rights or Kidde Patent Rights of which it becomes aware and provide any available information to the other relating to such alleged infringement or violation. USGN shall be responsible for notifying TIAX LLC as required under
Article 7 of the TIAX AGREEMENT; provided, however, that for purposes of clarity, Kidde shall only be required to notify USGN as provided in the previous sentence.

      (b) USGN PATENT RIGHTS. Kidde shall have the primary right, but not the obligation, to bring, at Kidde's expense and in its sole control, an appropriate action against any person or entity infringing or violating a USGN Patent Right directly or contributorily. If Kidde does not bring such action within sixty
(60) days of notification thereof to or by USGN, USGN shall have the right, but not the obligation, to bring at USGN's expense and in its sole control, such appropriate action. The party not in control (the "non-controlling party") of any action brought under this Section 8.3(b) shall: (i) join in and reasonably cooperate with the party bringing such action (the "controlling party") to the extent necessary to initiate and maintain such action (e.g. by providing relevant documents, witnesses and testimony, etc.), provided that the controlling party reimburses the non-controlling party for its reasonable costs and expenses (excluding attorney's fees) incurred in connection therewith; and
(ii) be entitled to hire a separate counsel of its own choice and at its own expense, to monitor the status of such action. In the event that the non-controlling party elects, pursuant to Section 8.3(e) below, to and timely contributes fifty percent (50%) of the costs of litigation against such Third Party infringer, then the controlling party shall reasonably consider, in good faith, such non-controlling party's suggestions with respect to litigation strategy and/or settlement or resolution of such actions; provided, however, that in such situation the controlling party shall have ultimate control regarding such decisions. Notwithstanding anything to the contrary in this
Section 8.3(b), the controlling party shall not enter into a settlement, consent judgment or other voluntary final disposition without the consent of the non-controlling party where such settlement, consent judgment or other voluntary final disposition would reasonably materially alter, derogate or diminish the non-controlling party's rights under this Agreement, which consent shall not be unreasonably withheld or delayed by the non-controlling party.

      (c) KIDDE PATENT RIGHTS. Kidde, in its sole control, may take such action as it deems in its best interests with respect to any person or entity that directly or contributorily infringes or violates a Kidde Patent Right. USGN shall reasonably cooperate with Kidde in such action to the extent necessary to initiate and maintain such action (e.g. by providing relevant documents, witnesses and testimony, etc.), provided that Kidde reimburses USGN for its reasonable expenses (excluding attorney's fees) incurred in connection with such cooperation. USGN shall be entitled to hire a separate counsel of its own choice and at its own expense, to follow the status of such action. In the event that USGN elects, pursuant to Section 8.3(e) below, to and does contribute fifty percent (50%) of the costs of litigation against such Third Party infringer, then Kidde shall reasonably consider, in good faith, USGN's suggestions with respect to litigation strategy and/or settlement or resolution of such actions; provided, however, that Kidde shall have ultimate control regarding such decisions. Notwithstanding anything to the contrary in this Section 8.3(c), Kidde shall not enter into a settlement, consent judgment or other voluntary final disposition without the consent of USGN where such settlement, consent judgment or other voluntary final disposition would reasonably materially alter, derogate or diminish USGN's rights under this Agreement, which consent shall not be unreasonably withheld or delayed by USGN.

      (d) JOINT PATENT RIGHTS. With respect to Third Party infringement of Joint Patent Rights, the parties shall confer and the parties shall take such action, allocate expenses and recoveries and determine how they will exercise control over such action, in such manner, as they may agree.

      (e) COSTS AND AWARDS. The non-controlling party under any action brought pursuant to Section 8.3(b) or (c) may elect to contribute fifty percent (50%) of the costs of litigation against such Third Party infringer, by providing written notice to the controlling party of its desire to so contribute within ninety
(90) days after such action is first brought. If the non-controlling party elects to bear fifty percent (50%) of such litigation costs and reimburses the controlling party within thirty (30) days of the controlling party's written request for such costs, then the parties shall, in good faith, negotiate a pro rata apportionment of any damage award or settlement resulting from such action according to the established adverse commercial impact respectively incurred by each party as a result of such Third Party infringement (where "adverse commercial impact" refers to the lost sales of Products and lost Royalty amounts associated therewith). If the non-controlling party does not elect to share such litigation costs or does not timely reimburse the controlling party for such costs, it shall not participate in any damage award or settlement resulting from such action.

      (f) ALLOCATION OF PROCEEDS. In the event of any recovery of monetary damages from a Third Party infringer, whether such damages result from the infringement of USGN Patent Rights or Kidde Patent Rights, such recovery shall be allocated first to un-reimbursed external costs and expenses incurred by the controlling parties and non-controlling parties as provided for in this Section 8.3, and thereafter as provided in Section 8.3(e). If the amount recovered from the Third Party is less than the aggregate expenses of the parties incurred in connection with such litigation, the recovery shall be shared pro rata between USGN and Kidde in proportion to their respective expenses.

      8.4 INFRINGEMENT OF THIRD PARTY PATENTS. In the event that any Product manufactured, used or sold under this Agreement, becomes the subject of a Third Party claim or potential claim for patent infringement, anywhere in the world, and irrespective of whether USGN or Kidde is charged with said infringement, the parties shall promptly meet to consider the claim and the appropriate course of action; provided, however, that USGN shall be solely responsible for any Third Party infringement claims relating to any products manufactured, used or sold by USGN pursuant to Sections 3.2 and/or 3.6 of this Agreement. Unless the parties otherwise agree, in the event of an actual claim the parties shall appoint an independent counsel, selected by mutual consent and paid equally by Kidde and USGN, and split the expense of such defense. The parties shall reasonably cooperate with the independent counsel in the defense of the claim, including if required to conduct such defense, furnishing a power of attorney. Neither party shall enter into any settlement that materially alters, derogates or diminishes the other party's rights under this Agreement, without such other party's written consent, which consent shall not be unreasonably withheld or delayed. If in the opinion of Kidde's counsel, a license with respect to such Third Party patents is necessary to avoid substantial risks which could prevent Kidde from making, using, selling, offering for sale or importing Product, then Kidde shall notify USGN of such conclusion and the basis for it and give USGN a reasonable opportunity to discuss Kidde's opinion. If USGN concurs in Kidde's opinion, Kidde shall have the right to negotiate directly with such Third Party for a license, and Kidde shall be entitled to offset fifty percent (50%) of the Royalties accruing, in the country where the claim exists, during each Kidde Fiscal Quarter (as defined in Section 6.4) during the term of such Third Party license, as a credit against the Royalties due under Section 6.3. If USGN does not concur with Kidde's opinion, the matter shall be submitted to an independent counsel, selected by mutual consent and paid equally by Kidde and USGN, to determine whether there is a substantial risk of infringement of such Third Party rights. If such independent counsel determines that a substantial risk exists, then Kidde may negotiate directly with such Third Party and receive a Royalty credit as set forth above. If such independent counsel determines that a substantial risk does not exist, then Kidde may still negotiate for a license from such Third Party if it elects to do so, but Kidde shall not have the right of Royalty reduction provided for in this Section 8.4.

      8.5 PATENT MARKING. Products marketed and sold by Kidde hereunder shall be marked with appropriate patent numbers or indicia at USGN's request, subject to Kidde's consent, not to be unreasonably withheld. Kidde, in it's sole discretion, may also mark any Products with Kidde's own patent numbers.

                                    ARTICLE 9

                                 INDEMNIFICATION

      9.1 INDEMNIFICATION BY USGN. USGN hereby agrees to indemnify, hold harmless and defend Kidde and its Affiliates and their directors, officers, employees and agents, from and against any and all Damages incurred or suffered by Kidde and its Affiliates and their directors, officers, employees and agents (excluding incidental and consequential Damages suffered or incurred by Kidde directly (as opposed to incidental or consequential Damages suffered or incurred by Third Parties, who are, in turn, seeking the same from Kidde, which shall be covered by the indemnity set forth herein)) as a consequence of Third Party claims or actions to the extent that such Damages: (i) arise out of any breach or alleged breach of any representation or warranty by USGN hereunder, and/or
(ii) are caused by the negligence or misconduct of USGN and/or its Affiliates, including, without limitation, all warranty and product liability claims and recalls resulting from the Products failing to perform in accordance with the Performance Requirements of the Products as set forth in Exhibit C (and such future Performance Requirements as mutually agreed upon by the parties in writing) and the Products failing to conform to the safety standards set forth in Exhibit E (and such future safety standards as mutually agreed upon by the parties in writing); and/or (iii) are caused by any products manufactured or marketed by or for USGN and/or its Affiliates pursuant to Sections 3.2 and/or
3.6 of this Agreement; provided that USGN agrees that it shall not raise the sophisticated user/bulk supplier defense in any litigation in order to shift or avoid its indemnification obligations under this Section.

      9.2 INDEMNIFICATION BY KIDDE. Kidde hereby agrees to indemnify, hold harmless and defend (a) USGN and its Affiliates and their directors, officers, employees and agents, from and against any and all Damages incurred or suffered by USGN and its Affiliates and their directors, officers, employees and agents (excluding incidental and consequential Damages suffered or incurred by USGN directly (as opposed to incidental or consequential Damages suffered or incurred by Third Parties, who are, in turn, seeking the same from USGN, which shall be covered by the indemnity set forth herein)), and (b) TIAX LLC (and its directors, officers, employees and agents) from and against any and all Damages incurred or suffered by TIAX LLC (and its directors, officers, employees and agents) (excluding incidental and consequential Damages suffered or incurred by TIAX LLC directly (as opposed to incidental or consequential Damages suffered or incurred by Third Parties, who are, in turn, seeking the same from TIAX LLC, which shall be covered by the indemnity set forth herein)), as a consequence of Third Party claims or actions to the extent that such Damages: (i) arise out of any breach or alleged breach of any representation or warranty by Kidde hereunder; and/or (ii) are caused by the negligence or misconduct of Kidde, including without limitation all warranty and product liability claims and recalls resulting from the failure of Kidde to manufacture the Products in conformance with the Product Specifications set forth on Exhibit B (and such future specifications as mutually agreed upon by the parties in writing) and/or failure of the Products to conform to the application standards set forth in Exhibit D as a result of an error in Kidde's foam distribution system for the Products; provided that such indemnities shall not apply to the extent such claims are covered by USGN's indemnity set forth in Section 9.1 above.

      9.3 MECHANICS. Promptly after receipt by a party hereto of notice of any claim or action which could give rise to a right to indemnification pursuant to Sections 9.1 or 9.2, such party (the "Indemnified Party") shall give the other party (the "Indemnifying Party") written notice describing the claim or action in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this Article 9, except to the extent that such failure to give notice materially prejudices the Indemnifying Party's ability to defend or settle such claim or action. The Indemnifying Party shall have the exclusive right, at its option, to assume and control the defense and settlement, at its own expense and by its own counsel, of any such matter involving the asserted liability of the party seeking such indemnification. The Indemnifying Party shall promptly (and in any event not more than twenty (20) days after receipt of the Indemnified Party's original notice) notify the Indemnified Party in writing of its intention to assume the control and defense of such matter, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. In the event the Indemnifying Party intends to settle a claim or action under this Section 9.3, the Indemnifying Party shall provide at least five (5) business days prior written notice to the Indemnified Party describing the proposed settlement in order that the Indemnified Party may comment and/or object. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle any claim or action under this
Section 9.3 over the written objection of the other party if such settlement could reasonably materially alter, diminish or derogate the other party's rights under this Agreement. In any event, the Indemnified Party may participate, at its own expense, in the defense of such asserted liability. If the Indemnifying Party defends any claim or action, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Notwithstanding anything to the contrary in this Section 9.3, (i) the party conducting the defense of a claim or action shall (a) keep the other party informed on a reasonable and timely basis as to the status of the defense of such claim or action (but only to the extent such other party is not participating jointly in the defense of such claim), and (b) conduct the defense of such claim or action in a prudent manner, and (ii) the Indemnifying Party shall not cease to defend any claim or action (except pursuant to a permitted settlement thereof) without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

      9.4 INDEMNIFICATION PAYMENT ADJUSTMENTS. The amount of any Damages for which indemnification is provided under this Article 9 shall be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages; provided, however, that an Indemnified Party shall not be subject to an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder. If any Indemnified Party shall have received any payment pursuant to this Section 9 with respect to any Damages and shall subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference (if any) between (1) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Article 9 with respect to such Damages and (2) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, that in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Article 9 with respect to such Damages.

      9.5 INDEMNIFICATION PAYMENT. Upon the final determination of liability and the amount of the indemnification payment under this Article 9, the appropriate party shall pay to the other in immediately available funds, within thirty (30) business days after such determination, the amount of any claim for indemnification made hereunder.


      9.6 SURVIVAL. The provisions of this Article 9 shall survive any termination of this Agreement with respect to actions of the parties during the term of this Agreement. Each Indemnified Party's rights under this Article 9 shall not be deemed to have been waived or otherwise affected by such Indemnified Party's waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party's right under this Article 9.

                                   ARTICLE 10

                                 CONFIDENTIALITY

      10.1 PROPRIETARY INFORMATION; EXCEPTIONS. Each party will maintain all Proprietary Information received by it under this Agreement in trust and confidence and will not disclose any such Proprietary Information to any Third Party or use any such Proprietary Information for any purposes other than those necessary or permitted for performance under or in furtherance of this Agreement. In particular, neither Kidde nor USGN shall use any USGN Know-How or Kidde Know-How respectively for any purposes other than in furtherance of those expressly licensed under Section 2.1 and for the commercialization of the Products hereunder. Each party may use the other's Proprietary Information only to the extent required to accomplish the purposes of this Agreement. Proprietary Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Proprietary Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Proprietary Information shall be disclosed to any employee, agent, consultant, Affiliate, or sublicensee who does not have a reasonable need for such information. To the extent that disclosure is authorized by this Agreement, the disclosing party will obtain prior agreement from its employees, agents, consultants, Affiliates, sublicensees or clinical investigators to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party will use at least the same standard of care as it uses to protect its own Proprietary Information of a similar nature to ensure that such employees, agents, consultants and clinical investigators do not disclose or make any unauthorized use of such Proprietary Information, but no less than reasonable care. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Proprietary Information.

      Proprietary Information shall not include any information which:

            (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party in breach hereof, generally known or available;

            (b) is known by the receiving party at the time of receiving such information, as evidenced by its written records;

            (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure;

            (d) is independently developed by the receiving party without any breach of this Agreement; or

            (e) is the subject of a written permission to disclose provided by the disclosing party.

      10.2 AUTHORIZED DISCLOSURE. The parties shall issue a joint press release upon signing this Agreement. The parties agree that the material financial terms of the Agreement will be considered Proprietary Information of both parties. Notwithstanding the foregoing, either party may make disclosures required by law or regulation, provided prior notice is given to the other party whenever possible and that protective measures requested to the extent available under such law or regulation, and may disclose the material financial terms of the Agreement to bona fide potential corporate partners, to the extent required or contemplated by this Agreement, and to financial underwriters, prospective investors and other parties with a need to know such information. Any such disclosures, and any disclosure of the development and marketing of Products or other developments under this Agreement, including but not limited to press releases, will be reviewed and consented to by each party prior to such disclosure. Such consent shall not be untimely or unreasonably withheld by either party. All such disclosures shall be made only to parties under an obligation of confidentiality.

      Notwithstanding any other provision of this Agreement, each party may disclose Proprietary Information if such disclosure:

            (a) is in response to a valid order of a court or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which the order was issued;

            (b) is otherwise required by law or regulation, including SEC related documents, provided such party provides the other with a reasonable prior opportunity to comment on its confidential treatment request; or

            (c) is otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or comply with applicable governmental regulations or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

      10.3 RETURN OF PROPRIETARY INFORMATION. In the event this Agreement is terminated early, each party shall use diligent efforts (including without limitation a diligent search of files and computer storage devices) to return all Proprietary Information received by it from the other party, provided, however, that each party may keep one copy of such Proprietary Information for legal archival purposes. Access to the copy so retained by such party's legal department shall be restricted to counsel and such Proprietary Information shall not be used except in the resolution of any claims or disputes arising out of this Agreement.

      10.4 TIAX. Kidde will not use the name of TIAX LLC in any advertising, promotional or sales literature or on its web site or for the purpose of raising capital without the advance express written consent of TIAX LLC; provided, however, that Kidde may use the name of TIAX LLC in routine business correspondence, or as needed in appropriate regulatory submissions without such express written consent.

      10.5 PUBLICATIONS. Except as required by law, neither party shall publish or present, or cause to be published or presented, the results of studies carried out with respect to Products without the opportunity for prior review by the other party. Each party shall provide to the other the opportunity to review any proposed abstracts, manuscripts or presentations which relate to Products (and USGN shall provide such materials to Kidde in the event USGN receives such materials form TIAX) at least thirty (30) days prior to their intended submission for publication and such submitting party agrees, upon written request from the other party, not to submit such abstract or manuscript for publication or to make such presentation until the other party is given a reasonable period of time to seek patent protection for any material in such publication or presentation that it believes is patentable.

      10.6 The parties confidentiality obligations under this Article 10 shall remain in force during the Term of this Agreement and for a period of three (3) years after the expiration or termination thereof.

                                   ARTICLE 11

                         REPRESENTATIONS AND WARRANTIES

      11.1 MUTUAL REPRESENTATIONS AND WARRANTIES. As of the Effective Date, each party hereby represents and warrants to the other that:

      (a) CORPORATE POWER. Such party is duly organized and validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and to enter into this Agreement and to carry out the provisions hereof, including without limitation, the right to grant the licenses granted hereunder.

      (b) DUE AUTHORIZATION. Such party has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid and binding obligation of such party and is enforceable against it in accordance with its terms.

      (c) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

      (d) CONSENTS. Except as otherwise described in this Agreement, each party represents and warrants to the other that all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with entry into this Agreement have been obtained.

      11.2 USGN REPRESENTATIONS AND WARRANTIES. USGN warrants and represents that:

      (a) SAFETY DATA. The Products that result from the practice of the USGN Know-How or the USGN Patent Rights pose no significant or unreasonable risk of harm to people or property and are safe and effective for their intended uses as contemplated by this Agreement and any other foreseeable uses, except those disclosed on Exhibit E of this Agreement. Release of such Products into the atmosphere will not cause legally actionable contamination of soil, air or groundwater and exposure to these Products will not cause disease or injury to any foreseeable users who may use, consume, be exposed to, or otherwise be affected by such Products. (b) EFFICACY. The Products that result from the practice of the USGN Know-How or the USGN Patent Rights will effectively neutralize or decontaminate the biological and/or chemical substances as set forth in Exhibit C and are fit for the purpose of neutralizing or decontaminating such substances as set forth in Exhibit C.

      (c) TIAX AGREEMENT. The TIAX AGREEMENT is in full force and effect as of the Effective Date, and USGN has no knowledge suggesting that TIAX intends to assert a right to terminate the TIAX AGREEMENT. USGN shall not amend, modify or knowingly breach the TIAX AGREEMENT in a manner that would deprive Kidde of its ability to successfully commercialize the rights granted in Section 2.1 of this Agreement. USGN is not aware of information that would render invalid and/or unenforceable claims contained in U.S. Patent Application Serial No. 10/182,821, Canadian Patent Application Serial No. 2397075 and/or European Patent Application Serial Number EPO/01 918 985.1. Except for that certain Amendment No. 1 to the TIAX AGREEMENT, dated October 3, 2003, there have been no other amendments to the TIAX AGREEMENT. USGN shall provide Kidde with a true, complete and correct copy of any subsequent amendments to the TIAX AGREEMENT within thirty (30) days after the execution date of such amendment.

      (d) PATENT MATTERS. Kidde's manufacture, use or sale of the Products in the biological and/or chemical decontamination field, in accordance with the terms of this Agreement, would not infringe upon or conflict with any patent or other proprietary rights worldwide of any Third Party. Notwithstanding the foregoing, if a patent or patent application held by a Third Party is identified which covers Products being manufactured, used or sold by Kidde under this Agreement, the parties will meet and discuss possible resolutions of the patent situation. If the resolution involves a license from the Third Party to its patent rights and/or a license to the Third Party under USGN Patent Rights, Joint Patent Rights or Kidde Patent Rights, the parties acknowledge that the economic assumptions underlying this Agreement may no longer be valid, and in such case the parties will renegotiate the terms, including the Royalty, of this Agreement in good faith in order to reflect such resolution.

      (e) TRADEMARK. USGN is the sole owner of, or has exclusive rights to, the Trademark as of the Effective Date, and has the exclusive right to assign the Trademark. The Trademark is valid, in full force and effect and has been maintained to date, and is not the subject of any opposition proceedings. USGN
(i) is not aware of or received notice of any asserted or unasserted claims, oppositions or demands of any Third Party against the Trademark in existence as of the Effective Date; and (ii) Kidde's exercise of any rights to the Trademark as contemplated by this Agreement will not infringe any other intellectual property right of any Third Party. All of the data and information provided to Kidde by USGN relating to the Trademark is accurate and complete in all material respects and contains no material errors or omissions.

      (f) USGN PATENTS AND KNOW-HOW. USGN has rights to all of the USGN Know-How and USGN Patent Rights in existence on the Effective Date and the right to grant all rights with respect thereto granted to Kidde pursuant to this Agreement. There is no patent issued to a Third Party as of the Effective Date that would be infringed by the manufacture, use or sale of a Product. USGN represents and warrants to Kidde that prior to the Effective Date USGN has not granted any licenses or covenants-not-to-sue to Third Parties with respect to the USGN Patent Rights or USGN Know-How.

      (g) ABSENCE OF LITIGATION. As of the Effective Date, USGN represents and warrants to Kidde that it is not aware of any pending or threatened litigation (and has not received any communication relating thereto) which alleges that USGN's activities, with respect to the Products, USGN Know-How or the USGN Patent Rights or otherwise related to this Agreement, have infringed or misappropriated, or that by conducting the activities as contemplated herein by Kidde would infringe or misappropriate, any of the intellectual property rights of any Third Party. To the best of USGN's knowledge, there is no material unauthorized use, infringement or misappropriation of any of USGN's intellectual property rights licensed hereunder. (h) PATENTS; PRIOR ART. Except as USGN has otherwise advised Kidde in writing prior to the Effective Date, USGN represents and warrants to Kidde that as of the Effective Date, (a) it has sufficient legal and/or beneficial title and ownership under its intellectual property rights necessary for it to fulfill its obligations under this Agreement; (b) it has granted Kidde a license to all patents and patent applications which USGN owns or controls or has rights under in connection with the Products as of the Effective Date; and (c) there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights by Third Parties relevant to the Product or other rights granted under this Agreement. As used herein, "intellectual property rights" shall mean all patent rights, copyrights, trademarks, trade secrets, and confidential and/or proprietary chemical substances, biological materials, technical information, data and assays necessary or useful to make, use or sell the Product. USGN is not aware of any pending interference, opposition, cancellation or any other protest proceeding with respect to the USGN Patent Rights.

      11.3 NO OTHER REPRESENTATIONS. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 11 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE WARRANTY OF MERCHANTABILITY.

                                   ARTICLE 12

                  DISPUTE RESOLUTIONS; VENUE AND GOVERNING LAW

      12.1 DISPUTES. In the event of any dispute relating to this Agreement, prior to instituting any lawsuit, arbitration or other dispute resolution process on account of such dispute, the Parties shall attempt in good faith to settle such dispute first by negotiation and consultation between themselves, including referral of such dispute to the senior executive officers designated below.

      Said designated officers are as follows:

      For Kidde:        Kidde Fire Fighting President (Currently John Hittson)
      For USGN:         USGN CEO (Currently John Robinson)

In the event said executives are unable to resolve such dispute or agree upon a mechanism to resolve such dispute within sixty (60) days of the first written request for dispute resolution under this Section 12.1, the Parties shall then consider other forms of alternative dispute resolution as a means of resolving any such dispute. Thereafter, either party shall be free to institute litigation and seek such remedies as may be available. Notwithstanding anything in this Agreement to the contrary, either party shall be entitled to institute litigation immediately if the same shall be necessary to prevent irreparable harm to either party.

      12.2 This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof and any legal action or proceeding arising out of or in connection with this Agreement shall be brought in the state or federal courts of Pennsylvania. The parties agree to irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement. Neither party shall knowingly take or fail to take any action that might cause it or the other party to be in violation of any law or regulation of the United States.

                                   ARTICLE 13

                                  MISCELLANEOUS

      13.1 AGENCY. Neither party is, nor will be deemed to be, an employee, agent or legal representative of the other party for any purpose. Neither party will be entitled to enter into any contracts in the name of, or on behalf of the other party, nor will a party be entitled to pledge the credit of the other party in any way or hold itself out as having authority to do so. This Agreement is an arm's-length license agreement between the parties and shall not constitute or be construed as a joint venture.

      13.2 ASSIGNMENT. Except as otherwise provided herein, neither this Agreement nor any right, obligation or interest hereunder will be assignable in part or in whole by any party without the prior written consent of the other; provided, however, that either party may assign this Agreement to any of its Affiliates or to any successor by merger or sale of all or substantially all of its business assets to which this Agreement relates in a manner such that the assignor will remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement will be binding upon and inure to the benefit of the successors, legal representatives and permitted assigns of the parties and the name of a party herein will be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment which is not in accordance with this Section 13.2 will be void.

      13.3 AMENDMENT. This Agreement may be amended, modified or supplemented only by a writing signed by duly authorized representatives of both parties.

      13.4 NOTICES. Any notice, requests, consents and other communications required or permitted to be given to either party hereto shall be in writing unless otherwise specified herein and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or by facsimile (with a return receipt and followed with a hard copy via regular mail or overnight courier with a national reputation) or one (1) business day after tender to an overnight courier with a national reputation, and addressed to the other party at the following address:

         In the case of USGN:       U.S. Global Nanospace, Inc.
                                    2533 North Carson, Suite 5107
                                    Carson City, NV 89706
                                    Telephone: (817) 375-3400
                                    FAX: (817) 375-3401
                                    Attention: Corporate Secretary

         In the case of Kidde:      Kidde Fire Fighting Inc.
                                    150 Gordon Drive
                                    Exton, PA 19341
                                    Telephone: (610) 363-1400
                                    FAX: (610) 363-6283
                                    Attention:  Office of the President

      Either party may change its address for communications by a notice to the other party in accordance with this Section 13.4.

      13.5 FORCE MAJEURE. Excluding any obligation by either party to make any payment required under this Agreement, if a Force Majeure Event occurs, the Nonperforming Party is excused from whatever performance is prevented by the Force Majeure Event to the extent prevented. "Force Majeure Event" means any act or event, whether foreseen or unforeseen, that meets all three of the following requirements: (i) the act or event prevents a party (the "Nonperforming Party"), in whole or in part, from performing its obligations under this Agreement; and
(ii) the act or event is beyond the reasonable control of and not the fault of the Nonperforming Party; and (iii) the Nonperforming Party has been unable to avoid or overcome the act or event by the exercise of reasonable diligence. In furtherance of the definition of Force Majeure Event and not in limitation of that definition, each of the following acts and events is deemed to meet the above requirements of and to be a Force Majeure Event: war, flood, lightning, earthquake, fire, hurricane, explosion, civil disturbance, act of God or the public enemy, terrorist act, military action, epidemic, famine or plague, action of a court or public authority, or strike, work-to-rule action, go-slow or similar labor difficulty, either on an industry-wide, region-wide or nationwide basis or directly only against a party that continues for a period of seven (7) or more consecutive days; provided, however, that no party shall be required to settle any strike, work-to-rule action, go-slow or similar labor difficulty directly against a party on terms it considers unfavorable in order to meet the requirement stated in (iii) above. Despite the preceding definition of a Force Majeure Event, a Force Majeure Event excludes economic hardship, changes in market conditions or insufficiency of funds. When the Nonperforming Party is able to resume performance of its obligations under this Agreement, it shall promptly give the other party written notice to that effect and shall promptly resume performance under this Agreement.

      13.6 AFFILIATES. The parties hereto acknowledge that Kidde will carry out many of the activities required or permitted pursuant to this Agreement through its Affiliates. Kidde hereby represents and warrants to USGN that this Agreement shall be binding on its Affiliates and further guarantees the performance of its Affiliates in accordance with this Agreement as if such Affiliates were parties to this Agreement. In the event either party to this Agreement is acquired by another company, then the technology and programs of the acquiring company in existence at the time of such transaction shall not be subject to this Agreement.

      13.7 EXPORT CONTROL. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to USGN or Kidde from time to time. Each party agrees that it will comply with all applicable export laws and regulations in connection with its activities under this Agreement.

      13.8 SEVERABILITY. If any term, condition or provision of this Agreement is held to be invalid or unenforceable for any reason, such term, condition or provision shall, if possible, be interpreted, to achieve the intent of the parties to this Agreement to the extent possible rather than voided and the remainder of the Agreement will remain in full force and effect. If such term, condition or provision is not capable of such interpretation, the parties shall in good faith seek to agree on an alternative provision reflecting the intent of the parties which is enforceable.

      13.9 WAIVER. No term or provision hereof will be considered waived by either party, and no breach shall be excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

      13.10 CUMULATIVE RIGHTS. Except as otherwise provided herein, the rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

      13.11 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and shall supersede all previous or simultaneous communications, representations, agreements or understandings, either oral or written, between the parties relating to the subject matter hereof.

      13.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. 13.13 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

      13.14 INTERPRETATION. This Agreement has been jointly prepared by the parties and their respective legal counsel and shall not be strictly construed against either party.

      13.15 CONFLICT. This Agreement is without prejudice to all confidentiality rights implied by law. In the event of a conflict between the express provisions of this Agreement and such implied rights, the express provisions herein shall prevail.

      13.16 EXECUTION OF FURTHER DOCUMENTS. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests provided for herein.

      13.17 EXHIBITS. Any exhibits, appendixes or attachments to this Agreement are fully incorporated into and form a part of this Agreement as if fully set forth herein.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Development and License Agreement by their respective duly authorized officer, as of the Effective Date.

U.S. GLOBAL NANOSPACE, INC.             KIDDE FIRE FIGHTING INC.


By: /s/ John Robinson                   By: /s/ John Hittson
   --------------------------------        -------------------------------------
   John Robinson, CEO                      John Hittson, President

                                    EXHIBIT A

                                 TIAX AGREEMENT

Incorporated by reference from a Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2003.

                                    EXHIBIT B

                             PRODUCT SPECIFICATIONS

                                      ***

*** Confidential treatment requested

                                    EXHIBIT C

                            PERFORMANCE REQUIREMENTS

                                      ***

*** Confidential treatment requested

                                    EXHIBIT D

                              APPLICATION STANDARDS

                                      ***

*** Confidential treatment requested

                                    EXHIBIT E

                                SAFETY STANDARDS

                                 (see attached)

                                      ***

*** Confidential treatment requested

                                    EXHIBIT F

                ANNUAL SALES TARGETS FOR MAJOR CHANNELS AND MAJOR
                               GEOGRAPHIC MARKETS

------------------------------------------------------------------------------------------------------------------------------------
                                      ESTIMATED SALES TARGETS - EQUIVALIZED GALLONS - ALL-CLEAR
------------------------------------------------------------------------------------------------------------------------------------
          MARKET SEGMENT                    YEAR 1 SALES                      YEAR 2 SALES                     YEAR 3 SALES
                                        (EQUIVALIZED GALLONS)            (EQUIVALIZED GALLONS)             (EQUIVALIZED GALLONS)
------------------------------------------------------------------------------------------------------------------------------------
***                                            ***                               ***
                                                                                                                  ***
------------------------------------------------------------------------------------------------------------------------------------
***
                                               ***                               ***                              ***
------------------------------------------------------------------------------------------------------------------------------------
***                                                                                                               ***
                                               ***                               ***
------------------------------------------------------------------------------------------------------------------------------------
***                                                                              ***                              ***
                                               ***
------------------------------------------------------------------------------------------------------------------------------------
***
                                               ***                               ***                              ***
------------------------------------------------------------------------------------------------------------------------------------
***                                                                              ***
                                               ***                                                                ***
------------------------------------------------------------------------------------------------------------------------------------
***                                                                              ***
                                               ***                                                                ***
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                            ***                              ***
                                               ***
------------------------------------------------------------------------------------------------------------------------------------

The above volumes are based on deployed foam (equivalent finished foam solution from pre-mix or concentrate).

*** CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT G

                         TRADEMARK ASSIGNMENT AGREEMENT

                                 (see attached)

                         TRADEMARK ASSIGNMENT AGREEMENT

      This TRADEMARK ASSIGNMENT AGREEMENT (this "Assignment") is entered into by and between U.S. Global Nanospace, Inc., a Delaware corporation, having its principal place of business at 2533 North Carson, Suite 5107, Carson City, NV 89706, ("Assignor"), as assignor, in favor of Kidde Fire Fighting Inc., a Pennsylvania corporation, having its principal place of business at 150 Gordon Drive, Exton, PA 19341 ("Assignee"), as assignee.

      WHEREAS, Assignor and Assignee have entered into a Development And License Agreement, dated as of ___August 13,___, 2004 (the "License Agreement"), which along with the promises contained herein, constitute mutual consideration for the promises herein;

      WHEREAS, all capitalized terms not defined herein shall have the meanings ascribed to such terms in the License Agreement;

      WHEREAS, Assignor is the sole and exclusive owner of certain trademark applications and registrations as shown on the attached Schedule A (the "Marks"), and further is the sole and exclusive owner of all business goodwill related thereto; and

      WHEREAS, Assignee desires to acquire the entire right, title and interest in, to and under the Marks, and the registrations and related rights thereof, together with the goodwill of the business in connection with which the Marks are used and that is symbolized by the Marks, along with the right to recover for damages and profits for past infringements thereof.

      NOW, THEREFORE, for and in consideration of the sum of One Dollar ($1.00), to it in hand paid by Assignee, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Assignment. Assignor does hereby sell, assign, transfer and set over to Assignee all its right, title and interest, whether statutory or at common law, in, to and under the Marks and all applications and registrations thereof, together with the goodwill of the business in which the Marks are used and symbolized by the Marks in all countries throughout the world, together with all rights and privileges granted and secured thereby and such other trademarks, service marks, trade names and trade dress as may be owned by Assignor and used in connection with the Marks, including without limitation all registration rights with respect thereto and renewals therefore, all rights to prepare derivative marks, the right to sue and recover, either at law or in equity, for any past, present and future infringement (and the right to receive and retain the proceeds relating to those infringements), said rights to be held and enjoyed by Assignee, for its own use and benefit and for the use and benefit of its successors, assigns or other legal representatives as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment and sale had not been made.

      2. Representations and Warranties. Assignor represents and warrants to Assignee that: (i) Assignor has the right, power and authority to enter into this Assignment; (ii) Assignor is the exclusive owner of all right, title and interest, including all intellectual property rights, in the Marks and has used the Marks; (iii) The Marks are free of any liens, security interests, encumbrances or licenses; (iv) the Marks do not infringe the rights of any person or entity; (v) there are no claims, pending or threatened, with respect to Assignor's rights in the Marks; (vi) this Assignment is valid, binding and enforceable in accordance with its terms; and (vii) Assignor is not subject to any agreement, judgment or order inconsistent with the terms of this Assignment.

      3. Covenant by Assignee. Assignee covenants and agrees that, during the Term of the License Agreement, it shall only use the Marks (i) in connection with the manufacture, marketing and sale of the Products and (ii) subject to the terms and conditions with respect to the Trademark set forth in the License Agreement.

      4. Amendment. This Assignment may only be amended, modified or supplemented by a writing signed by duly authorized representatives of both parties.

      5. Severability. If any part of this Assignment is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same effect and intent as the original provision and the remainder of this Assignment will remain in full force.

      6. Headings. The headings contained in this Assignment are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

      7. Entire Agreement. This Assignment constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, with respect to the subject matter hereof.

      8. Further Actions. Assignor agrees to execute and deliver all papers, instruments and assignments and to perform such other reasonable acts as Assignee may deem necessary to secure to Assignee the rights herein assigned and/or which may be necessary to obtain, renew, issue or enforce the Marks. Assignor further expressly agrees that Assignee may singly, and without assistance or consent from Assignor, undertake procedures to record the transfer of the Marks to Assignee in the United States Patent and Trademark Office.

      9. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN TESTIMONY WHEREOF, Assignor has caused this Trademark Assignment Agreement to be executed and delivered by its officers duly authorized as of this 13th day of __August__, 2004.


U.S. GLOBAL NANOSPACE, INC.

By: /s/ John Robinson
   --------------------------------
   Name:  John Robinson
   Title: CEO


STATE OF                 )
COUNTY OF                )

On _______________________, before me, , Notary Public, personally appeared John Robinson, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the entity upon behalf of which he acted executed the instrument.

WITNESS my hand and official seal.


[SEAL]


-----------------------------------
                 Notary Public


IN WITNESS WHEREOF, Assignee accepts this Trademark Assignment Agreement, which has been executed and delivered as of this _____ day of ___________________, 2004.


KIDDE FIRE FIGHTING INC.


By: /s/ John Hittson
   -------------------------------------
   Name:  John Hittson
   Title: President

                                   SCHEDULE A

                                   TRADEMARKS


--------------------------------------------------------------------------------------------------------------------------
     MARK             COUNTRY       APPLICATION NO.        REGISTRATION NO.                       FILING DATE
--------------------------------------------------------------------------------------------------------------------------
ALL-CLEAR        United States       78/282106                   N/A                              August 1, 2003
--------------------------------------------------------------------------------------------------------------------------
ALL-CLEAR        United States       76/601089                   N/A                              July 16, 2004
(stylized w/US
Global
Nanospace logo)
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------


                                      A-1